EXHIBIT 3.1

Visium Technologies Signs Letter of Intent to Acquire ConnexUS AI and License the RAGböx Platform

Transaction repositions Visium as a focused public-market vehicle for governed, enterprise-grade agentic AI; Paul Taylor to assume role of Chairman and CEO

FAIRFAX, Va. — April 27, 2026 — Visium Technologies, Inc. (OTC: VISM) (“Visium” or the “Company”) today announced that it has executed a non-binding Letter of Intent, dated March 29, 2026 (the “LOI”), to acquire 100% of the equity of ConnexUS AI (DE) and to secure a worldwide commercial license to the RAGböx.co platform.

Under the LOI, Visium will acquire the ConnexUS AI equity from the holders of WXYZ Hosting LLC (FL) and AdRetreaver LLC (FL) (collectively, the “Sellers”) for nominal cash consideration plus the assumption of two small founder-owned callable convertible promissory notes with an aggregate principal: $350,000. All other prior operations, liabilities, and obligations of the Sellers’ entities are expressly excluded except as specifically assumed in the definitive agreements.

A Repositioned Visium

In connection with the transaction, Visium intends to separate its legacy operating activities — including existing contractual arrangements and ongoing operational infrastructure — from the post-closing public company. The form and mechanics of that separation are currently under evaluation and will be set forth in the definitive transaction documents and the Company’s subsequent filings with the U.S. Securities and Exchange Commission. The objective of the separation is to allow the post-closing Visium to operate as a clearly defined public commercial vehicle for the ConnexUS voice-AI business and the RAGböx subscription platform, with a clean GAAP-compliant balance sheet and straightforward segment reporting.

Transaction Structure

The transaction is being implemented through a structure designed to (i) separate Visium’s legacy operating activities from the post-closing public company and (ii) keep the RAGböx intellectual property under founder-aligned control while granting Visium a long-term commercial license.

(i) Legacy separation. The Company intends to separate its legacy operating activities from the post-closing public company. The form, timing, and mechanics of the separation remain under evaluation and will be described in the definitive transaction documents and the Company’s subsequent SEC filings.

(ii) RAGböx intellectual property. The RAGböx.co intellectual property, source code, algorithms, data, and trade secrets will be transferred to ARPRT LLC (FL), which will grant Visium a worldwide, royalty-bearing, non-exclusive commercial license to operate the RAGböx subscription business.

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The Company believes the structure satisfies its books-and-records and subsequent-event disclosure obligations under the Securities Exchange Act of 1934 and applicable Regulation S-K requirements. Additional detail will be provided in the Company’s Form 8-K and definitive transaction agreements.

License Economics

Under the RAGböx License Agreement, Visium will pay ARPRT LLC a fixed annual license fee plus 60% of monthly Net Operating Income (“NOI”) from the RAGböx subscription business, with Visium retaining 40% of NOI. NOI will be calculated monthly under U.S. GAAP. ARPRT LLC will retain majority approval rights over any future acquisition, merger, sublicense, or material modification of the licensed intellectual property. The Company believes this structure aligns long-term founder incentives with platform integrity while providing Visium with a scalable, recurring revenue interest in the RAGböx business.

ConnexUS Voice-AI Business

ConnexUS’s voice-AI representatives (“V-Reps”) currently operate across 38 deployments serving 14 paying customers, generating approximately $374,000 in annual recurring revenue, with reported 100% uptime and a 95% customer satisfaction rating. V-Reps answer phones, triage email and chat inquiries, provide 24/7 support, and integrate directly into managed-service-provider workflows, delivering measurable labor-cost savings to enterprise customers.

The RAGböx Platform

RAGböx.co is a governed, enterprise-grade no-code Retrieval-Augmented Generation platform developed by Paul Taylor and David Pierce. The platform allows authorized users to upload proprietary document repositories and query them in plain English through configurable, specialized AI agents — referred to as “RAG brains” — each modeled on a defined professional persona, such as a risk-focused General Counsel, a GAAP-compliant CFO, or a Whistleblower Officer.

Powered by the proprietary ConnexUS orchestration engine and the Proteus reliability layer, RAGböx supports multi-agent systems with full or selectively toggled mutual awareness, cryptographic hashing, attribute-based access controls, one-click attorney-client privilege toggles, and a Silence Protocol that declines responses below defined confidence thresholds. Every output is grounded exclusively in the user’s own documents, accompanied by exact source, page, and paragraph citations, and recorded immutably through the Veritas audit trail. Once deployed, RAG brains are immutable — write-once, execute-only — a design choice intended to eliminate silent model drift. The governance architecture is informed by SEC Rule 17a-4, HIPAA, and standard books-and-records design requirements.

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Leadership and Organization

Effective upon closing of the definitive agreements, Paul Taylor will assume the roles of Chairman of the Board and Chief Executive Officer of Visium. Cheddie Rai will join as Chief Technology Officer and Chief Operating Officer. Mark Lucky, who has served as Chief Executive Officer of Visium during the Company’s restructuring period, will continue with the Company as Chief Financial Officer. David Pierce and his engineering team will lead RAGböx product development, while ConnexUS will continue to drive V-Rep revenue generation and customer onboarding. Visium Technologies, Inc. will operate as the public-market commercial entity, with segmented financial reporting commencing with the Company’s next required filings.

Management Commentary

“AI is becoming the foundational infrastructure of enterprise operations, and the organizations that win this transition will be those that can deploy governed, citation-grounded reasoning across their proprietary knowledge bases,” said Paul Taylor, incoming Chairman and Chief Executive Officer. “RAGböx was purpose-built for that requirement — turning static ‘retrieve-then-guess’ processes into multi-agent reasoning loops that plan, reflect, self-correct, and produce traceable, high-fidelity outputs across complex enterprise data with minimal human oversight. Combined with ConnexUS’s voice-AI deployment footprint and Visium’s public-market platform, we believe we have the operating model, the technology, and the team to build a category-defining business in regulated enterprise AI.  Now we’re cooking!”

“This structure is designed to deliver a GAAP-compliant balance sheet, equitize legacy salary obligations, limit assumed liabilities to two small founder-owned convertible notes, and isolate pre-closing exposure while preserving protections for the new series of preferred VISM stock contemplated in the definitive agreements,” said Mark Lucky, Chief Financial Officer. “The post-closing capitalization is built to be transparent and to support long-term SEC compliance.”

“Our platform is engineered for the precision that produces regulatory trust,” said Cheddie Rai, incoming Chief Technology Officer and Chief Operating Officer. “Self-RAG reflection loops, Weaviate vector storage with AES-256 customer-managed keys, and our Proteus reliability layer produce auditable, citation-grounded outputs and substantially reduce hallucination risk through immutable governance traces and inter-agent awareness.”

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RAGböx Subscription Plans

RAGböx will be offered in two commercial subscription tiers: the Solo Plan at $99 per month following a seven-day free trial, supporting one user and three immutable RAG brains; and the Master Account Plan at a $499 per month base, supporting up to five users and 25 immutable RAG brains. Enterprise scaling is available.

Market Opportunity

The Company is targeting the enterprise Retrieval-Augmented Generation and agentic AI platform segment. Third-party industry research estimates this segment at more than $5 billion in 2026, with year-over-year growth in excess of 50%. These figures are forward-looking estimates derived from third-party sources; actual market size, Company performance, and customer adoption may differ materially.

Closing Conditions and Timing

The LOI is non-binding except for customary confidentiality and exclusivity provisions. Completion of the transaction remains subject to negotiation and execution of definitive agreements, satisfactory completion of due diligence, customary closing conditions, and compliance with all applicable federal and state securities laws. The Company is targeting closing in Q2 2026]. No assurance can be given that the transaction will close on the terms described above or at all.

Important Notice

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, any securities. Any securities issued in connection with the transaction will be offered solely pursuant to a private placement memorandum and definitive agreements under applicable exemptions of the Securities Act of 1933, as amended, and applicable state securities laws.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, without limitation, statements regarding the Company’s ability to complete the proposed transaction, projected revenue and customer adoption, market size and growth, integration of the acquired assets, and post-closing operations. Actual results may differ materially due to risks and uncertainties, including the ability to negotiate and execute definitive agreements, satisfy closing conditions, integrate the acquired assets, achieve projected revenue or market penetration, customer adoption, competitive responses, regulatory developments, capital requirements, intellectual-property protection, and general economic conditions. Additional risk factors are described in the Company’s most recent filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement except as required by law.

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About RAGböx.co

RAGböx.co is a governed, enterprise-grade, no-code Retrieval-Augmented Generation platform engineered for regulated enterprises. It enables authorized users to upload private documents and query them in plain English through specialized, immutable RAG brains — configurable multi-agent systems with full mutual awareness, verifiable citations, and complete audit trails. More information at www.ragbox.co.

About ConnexUS

ConnexUS is the proprietary agentic orchestration engine powering RAGböx.co. It generates, versions, and coordinates multi-agent AI workflows, deploying specialized agents with configurable personas, toggled awareness, and collaborative execution. More information at www.theConnexUS.ai.

About Visium Technologies, Inc.

Visium Technologies, Inc. (OTC: VISM) is a Florida corporation. Following completion of the proposed transaction, the Company will operate as a focused public commercial platform for AI-driven document intelligence and voice-AI solutions. The Company files periodic reports with the U.S. Securities and Exchange Commission. More information at www.visiumtechnologies.com.

Contact

Visium Technologies, Inc.

Investor Relations: ir@visiumtechnologies.com

Media Inquiries: press@visiumtechnologies.com

IR Concierge: +1 (888) 344-9850

www.visiumtechnologies.com

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